Liberty All-Star Equity Fund

(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty All-Star Equity Fund (Fund) was held to approve the following items, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 103,077,108.000 outstanding shares of beneficial interest. The votes cast at the Meeting were as follows:

(b)   not applicable

(c)1 To approve a new Investment Advisory Agreement.

For:                94,393,883.325             shares of beneficial interest
                                               being a majority of the shares
                                               represented at the Meeting
Against:             1,787,502.285             shares of beneficial interest
Abstain:             1,739,889.672             shares of beneficial interest

(c)2. To approve a new Portfolio Management Agreement with Mastrapasqua & Associates, Inc.

For:                       94,227,400.122      shares of beneficial interest
                                               being a majority of the shares
                                               represented at the Meeting
Against:                    1,801,599.180      shares of beneficial interest
Abstain:                    1,892,275.980      shares of beneficial interest

(c)3. To approve a new Portfolio Management Agreement with Oppenheimer Capital.

For:                      94,532,074.264        shares of beneficial interest
                                                being a majority of the shares
                                                represented at the Meeting
Against:                   1,612,867.026        shares of beneficial interest
Abstain:                   1,776,333.992        shares of beneficial interest

(c)4. To approve a new Portfolio Management Agreement with Boston Partners Assets Management L.P.

For:                      94,310,3366.508       shares of beneficial interest
                                                being a majority of the shares
                                                represented at the Meeting
Against:                    1,698,865.496       shares of beneficial interest
Abstain:                    1,912,043.278       shares of beneficial interest

(c)5. To approve a new Portfolio Management Agreement with Westwood Management Corporation.

For:                        94,224,801.755      shares of beneficial interest
                                                being a majority of the shares
                                                represented at the Meeting
Against:                      1,757,307.435     shares of beneficial interest
Abstain:                      1,939,166.092     shares of beneficial interest

(c)6. To approve a new Portfolio Management Agreement with TCW Investment Management Company.

For:                         94,131,648.139     shares of beneficial interest
                                                being a majority of the shares
                                                represented at the Meeting
Against:                      1,903,587.876     shares of beneficial interest
Abstain:                      1,886,039.267     shares of beneficial interest

 (d) not applicable

(proxy statment incorporated herein by reference to Accession Number 0000950135-01-502259)

77L Changes in accounting principles and practices

Liberty All-Star Equiy Fund (Fund)

     The Fund has proposed to revoke its ss.171(c) election under the Internal Revenue Code, thus changing its accounting method for premium amortization.

(Advisory and Portfolio Agreements incorporated herein by reference to Accession Number 0000021847-02-000059)

77Q1 - Exhibits

                        Report of Independent Accountants


To the Board of Trustees and Shareholders of Liberty All-Star Equity Fund

In planning and performing our audit of the financial statements of Liberty All-Star Equity Fund (the "Fund") for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
February 5, 2002